Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" and “Senior Securities” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Statements” in the Statement of Additional Information, each dated August 1, 2022 and each included in the Post-Effective Amendment No. 1 to the Registration Statement (Form N-2, File No. 333-258388) of A&Q Multi-Strategy Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated May 24, 2022 with respect to the financial statements and financial highlights of A&Q Multi-Strategy Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended March 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 29, 2022